                                                                     EXHIBIT 4.8

             THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 HEREOF. THIS NOTE IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN SECTION 7 HEREOF. THIS NOTE WAS ORIGINALLY ISSUED ON OCTOBER 2, 1996, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY COMPARABLE STATE SECURITIES LAW.

                                 SUBORDINATED
                                PROMISSORY NOTE


October 2, 1996                                                       $5,000,000

     Wesley-Jessen Holding, Inc., a Delaware corporation (the "Corporation"),
                                                               -----------
hereby promises to pay to the order of Pilkington Holdings, Inc., a Delaware corporation, or its permitted assigns (the "Holder"), the principal amount of
                                            ------
$5,000,000, together with interest thereon calculated from the date hereof in accordance with the provisions of this subordinated promissory note (this "Note"). The meanings of certain defined terms used herein are set forth in
 ----
Section 5 hereof. To the extent this Note is hereafter divided into two or more notes, this Note and all other such notes are collectively referred to as the

"Notes."

     1.   Payment of Interest.  Interest will accrue on a daily basis at the
          -------------------
rate of 8.0% per annum (or, if less, at the highest rate then permitted under applicable law) on the unpaid principal amount of this Note (plus all accrued and unpaid interest as of the most recent Interest Reference Date (as defined below)) outstanding from time to time, commencing on the date hereof; provided that upon the occurrence of any Event of Default (as hereafter defined), interest will accrue on a daily basis at the rate of 10% per annum (or, if less, at the highest rate than permitted under applicable law) on the unpaid principal amount of this Note (plus all accrued interest) outstanding from time to time, with retroactive effect to the date hereof. For purposes hereof, "Interest
                                                                  --------
Reference Date" means each anniversary of the date of this Note. Any accrued
--------------
interest that has not previously been paid will be paid in full when all remaining principal on this Note is paid.

     2.   Payment of Principal on Notes.
          -----------------------------

          (a)   Scheduled Payment.  Subject to the provisions of Section 3
                -----------------
hereof, the Corporation will pay the entire unpaid principal amount of this Note and any accrued and unpaid interest thereon on February 1, 2005 (the "Maturity
                                                                      --------
Date").
----
          (b)   Optional Prepayments.  Subject to the provisions of Section 3
                --------------------
hereof, the Corporation may, at any time and from time to time, without premium or penalty, prepay all or a portion of the outstanding principal amount of this Note; but any prepayment will first be applied to any accrued but unpaid interest.

          (c)   Mandatory Prepayment.  Subject to the provisions of Section 3
                --------------------
hereof, upon the occurrence of a Liquidity Event, the Corporation will pay the entire unpaid principal amount of this Note and any accrued and unpaid interest thereon.

          (d)   Time of Payment.  If any payment of principal or interest on
                ---------------
this Note becomes due on a Saturday, Sunday, or legal holiday under the laws of the State of New York or Illinois, then such payment will be made on the next business day and that extension of time will be included in computing interest in connection with that payment.

     3.   Subordination: Restrictions on Payment.
          --------------------------------------

          (a) Notwithstanding anything in this Note to the contrary (other than as provided in Section 13 hereof), the obligations of the Corporation in respect of this Note will be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Superior Debt.

          (b) If (1) the Corporation makes a general assignment for the benefit of creditors; (2) an order, judgment, or decree is entered adjudicating the Corporation bankrupt or insolvent; (3) any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; (4) the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver, or liquidator of the Corporation or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction; or (5) any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (x) the Corporation by any act indicates its approval thereof, consent thereto, or acquiescence therein or (y) such petition, application, or proceeding is not dismissed within 90 days ((1) through (5) collectively referred to as an "Insolvency Event");
                                                         ----------------
then:

                (i) the holders of Superior Debt will be entitled to receive payment in full in cash of all principal, premium, interest, fees, and charges then due on all Superior Debt (including interest, fees, and charges accruing thereon after the commencement of any such proceedings) before the Holder will be entitled to receive any payment on account of principal, interest, or other amounts due (or past due) upon this Note, and the holders of Superior Debt will be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property, or securities or by setoff or otherwise, that may be payable or deliverable in any proceedings in respect of this Note; and

                (ii) any payment or distribution of any assets of the Corporation, of any kind or character, to which any Holder would be entitled except for the provisions of this Section 3(b) will be paid or delivered by the Corporation directly to the holders of all Superior Debt in the manner provided in Section 3(f) below, for application in payment thereof until all Superior Debt (including interest, fees, and charges accrued thereon after the date of commencement of such proceedings) has been paid in full in cash.

     (c) Unless and to the extent permitted under the terms of any agreement relating to, or instrument evidencing, any Superior Debt, and until all Superior Debt has been paid in full in cash, the Corporation will not, directly or indirectly, make any payment with respect to the Notes; but even if so permitted, no payment or distribution of any kind with respect to the Notes will be made if (i) any default or event of default under any of the terms of any agreement relating to, or instrument evidencing, any Superior Debt has occurred and is continuing or would exist as a result of such payment or distribution that (whether with or without notice, lapse of time, or both) would permit the holder of such Superior Debt to accelerate all or any portion of such Superior Debt or (ii) any Subsidiary of the Corporation is prohibited under any of the terms of any agreement relating to, or instrument evidencing, any Superior Debt from paying cash dividends to the Corporation for the purpose of making such payment of principal or interest or such distribution that, if violated (whether with or without notice, lapse of time, or both), would permit the holder of such Superior Debt to accelerate all or any portion of such Superior Debt (collectively, the "Blockage Events"). The Corporation will notify the Holder(s)
                    ---------------
in writing of the occurrence of a Blockage Event; but, notwithstanding anything to the contrary in this Note, the failure of the Corporation to so notify the Holder(s) of the occurrence of a Blockage Event will have no effect on the obligations of the Corporation or the Holder(s) during the continuance of such Blockage Event as set forth herein. Upon termination of a Blockage Event (so long as no other Blockage Event has occurred and is continuing), the Corporation will resume making payments of principal when due and payments of accrued but unpaid interest pursuant to the terms and conditions of this Note.

     (d) No amendment or modification of the terms of Section 3 of this Note will be effective against any Person who was a holder of Superior Debt before or at the time of such amendment or modification unless such holder(s) of Superior Debt so consents, in accordance with the terms of the instruments (if any) evidencing such Superior Debt.

     (e) The holders of Superior Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Superior Debt so held or exercise any of their rights under the Superior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any instrument evidencing or creating the same), all without notice to or assent from any Holder. No compromise, alteration, amendment, renewal, or other change of, or waiver, consent, or other action in respect of any liability or obligation under or in respect of, any terms, covenants, or conditions of the Superior Debt (or any instrument evidencing or creating the same), whether or not such release is in accordance with the provisions of the Superior Debt (or any instrument evidencing or creating the same), will in any way alter or affect any of the subordination provisions of this Note.

     (f) If, notwithstanding the provisions of Section 3 of this Note, any Holder receives any payment or distribution of any character or any security in contravention of this Section 3 and before all the Superior Debt has been paid in full in cash, such Holder will hold such payment, distribution, or security in trust for the benefit of, and will immediately pay over or deliver or transfer to, the holders of Superior Debt or their duly appointed agents for application of payment according to the priorities of such Superior Debt and ratably among the holders of any class of Superior Debt. No such payment received by any Holder and delivered to the holders of the Superior Debt will be deemed to be a payment on this Note for any reason whatsoever and the indebtedness under this Note will remain as if such erroneous payment had never been paid by the Corporation or received by such Holder. If any Holder fails to endorse or assign any such payment, distribution or security, each holder of any Superior Debt is hereby irrevocably authorized to endorse or assign such payment, distribution or security.

     (g) No act or failure to act on the part of the Corporation will prejudice any present or future holder of Superior Debt in its right to enforce the provisions of Section 3 of this Note.

     (h) If there exists prior to the earlier of the Maturity Date or the occurrence of a Liquidity Event (i) any Blockage Event or (ii) any Event of Default under Section 4 below, no Holder may take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such Holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, accelerating this Note (and if this Note has already been accelerated), the Holder(s) will, immediately upon becoming aware of the occurrence of such Blockage Event or Event of Default, reverse such acceleration), commencing any foreclosure on any lien or security interest, filing any petition in bankruptcy or taking advantage of any other insolvency law of any jurisdiction, unless and until the Superior Debt has been fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion) and satisfied, unless:

           (i) one or more of the holders of the Superior Debt has accelerated the maturity of Superior Debt in an amount in excess of $2,500,000, in which case the Holder(s) may accelerate the maturity hereof but may not take any other action described above unless otherwise permitted to do so by Section 3(h)(ii) below; but the acceleration of the Notes will immediately be reversed if and when (A) one or more holders of Superior Debt take similar action that results in the aggregate amount of Superior Debt to be accelerated to be less than $2,500,000 or (B) such Superior Debt is fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion); or

           (ii) one or more of the holders of the Superior Debt has commenced any action or taken any judicial action to enforce their rights as provided in their respective agreements relating to, or instruments evidencing, their Superior Debt in connection with an Insolvency Event (other than an action to dismiss a proceeding commenced against the Corporation).

Notwithstanding the foregoing or any permissible action taken by any Holder, no Holder will be entitled to receive any payment in contravention of the other provisions of this Section 3. Notwithstanding anything to the contrary in this
Section 3(h), any Holder may take such steps as are necessary to avoid a loss of its rights through the running of any applicable statute of limitations, or as a result of any other statute or rule which the time for filing claims, or making proofs of claims, or would otherwise cause a claim to be time-barred.

     (i) If any payment or distribution to which any Holder would otherwise be entitled but for the provisions of this Section 3 has been applied, pursuant to the provisions of this Section 3, to the payment of Superior Debt, then in such case and to such extent, such Holder (i) will be entitled to receive from the holders of such Superior Debt at the time outstanding any payments or distributions received by such holders of Superior Debt in excess of the amount sufficient to pay all Superior Debt in full (whether or not then due and whether such payment was in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), (ii) following payment in full of the Superior Debt (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), will be entitled to receive all further payments or distributions applicable to Superior Debt, and (iii) following payment in full of the Superior Debt (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), will be subrogated to the rights of the holders of the Superior Debt to receive distributions applicable to the Superior Debt, in each case until this Note has been paid in full in cash or such other consideration acceptable to each Holder in its sole discretion. If any Holder has been subrogated to the rights of the holders of Superior Debt due to the operation of this Section 3(i), the Corporation agrees to take all such reasonable actions requested by such Holder in order to cause such Holder to be able to obtain payments from the Corporation with respect to such subrogation rights as soon as possible.

     (j) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Superior Debt on the one hand, and the Holder(s) on the other hand, against the Corporation and its assets, and nothing herein is intended to or will impair, as between the Corporation and the Holder(s), the obligations of the Corporation which are absolute and unconditional, to pay to the Holder(s) the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holder(s) and creditors of the Corporation other than the holders of the Superior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3 of the holders of Superior Debt in respect of cash, property or securities of the Corporation received upon the exercise of any such remedy and subject to this
Section 3.

     4.    Events of Default.
           -----------------

           (a)   Definition.  For purposes of this Note, an Event of Default
                 ----------
     will be deemed to have occurred if:

                 (i) the Corporation defaults in the payment of principal or interest of this Note on the date when due, whether at maturity or otherwise; or

                 (ii) the Corporation makes a general assignment for the benefit of creditors; an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (A) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 90 days.

           (b)   Consequences of the Occurrence of an Event of Default.
                 -----------------------------------------------------

                 (i) If an Event of Default occurs and is continuing, after 5 days prior written notice to the Corporation, the Holder(s) representing a majority of the aggregate principal amount of the Notes then outstanding may declare all or any portion of the outstanding principal amount of the Notes due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Notes. If the Holder(s) of Notes representing a majority of the aggregate principal amount of the Notes then outstanding demand immediate payment of all or any portion of the Notes, the Corporation will immediately pay to such Holder(s) the principal amount of the Notes requested to be paid plus accrued and unpaid interest thereon.

                 (ii) After 5 days prior written notice to the Corporation, each Holder will be entitled to exercise any other rights which such Holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

     5.    Definitions.
           -----------

     "Debt" means (a) indebtedness for borrowed money, including, without
      ----
limitation, principal, interest accruing before and after any Insolvency Event, premiums, penalties, fees, or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long-term or short-term, (b) reimbursement obligations under letters of credit, bankers acceptances, and similar obligations, (c) obligations arising under guarantees executed by the Corporation or any of its Subsidiaries of items described in (a) and/or (b) above, and (d) renewals, extensions, refundings, deferrals, restructurings, amendments, and modifications of the items described in (a), (b) and/or (c) above.

     "Liquidity Event" means any date on which (i) Bain Capital, Inc. and its
      ---------------
affiliates cease to beneficially own in the aggregate at least 25% of the issued and outstanding shares of the Corporation's voting common stock or (ii) Bain Capital, Inc. and its affiliates receive at least $1 of proceeds from a Public Offering.

     "Person" means an individual, a partnership, a corporation, an association,
      ------
a limited liability company, a joint stock corporation, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

     "Public Offering" means any offering by the Corporation or any of its
      ---------------
Subsidiaries of its equity securities (including, without limitation, any secondary offering of the equity securities of the Corporation or any of its Subsidiaries) to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect (including pursuant to Rule 144, but excluding Rule 144A or Rule 144(k)), but a Public Offering does not include an offering made in connection with an employee benefit plan.

     "Subsidiary" means any corporation of which the shares of outstanding
      ----------
capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through subsidiaries.

     "Superior Debt" means all Debt of the Corporation and/or any of its
      -------------
Subsidiaries (other than the Debt evidenced by any of the Notes).

     6.   Amendment and Waiver.  Except as otherwise expressly provided herein,
          --------------------
the provisions of this Note may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the Holder(s) of Notes representing a majority of the aggregate principal amount of Notes then outstanding; provided that any amendment to the provisions of this Note which authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest on, the Notes shall require the written consent of all Holder(s) of all Notes then outstanding.

     7.   Transfer.  The Holder shall not sell, transfer, assign, pledge or
          --------
otherwise dispose of (each of the foregoing, a "Transfer") this Note; provided that (i) the Holder may Transfer all (but not less than all) of this Note to any affiliate of Holder, and (ii) the Holder may sell all (but not less than all) of this Note to any Person who is not a competitor of Wesley-Jessen Corporation or its affiliates, subject (in the case of clause (ii) above) to the right of first refusal described in this paragraph 7; provided that the restrictions contained in this paragraph 7 will continue to be applicable to this Note after any Transfer. At least 30 days prior to making any Transfer of this Note, the Holder shall deliver a written notice (the "Transfer Notice") to the Corporation and Bain Capital, Inc. ("Bain"). The Transfer Notice shall disclose in reasonable detail the identity of the proposed transferee and the proposed terms and conditions of the Transfer. First, the Corporation or its Subsidiaries may elect to purchase all (but not less than all) of this Note at the price and on the terms specified in the Transfer Notice by delivering written notice of such election to the Holder and Bain as soon as practical but in any event within ten days after the delivery of the Transfer Notice. If the Corporation or its Subsidiaries have not elected to purchase this Note within such ten-day period, Bain (or its designee) may elect to purchase all (but not less than all) of this Note at the price and on the terms specified in the Transfer Notice by delivering written notice of such election to the Holder as soon as practical but in any event within 20 days after delivery of the Transfer Notice. If the Corporation, any Subsidiary of the Corporation or Bain (or its designee) has elected to purchase this Note, the Transfer of this Note shall be consummated as soon as practical after the delivery of the election notice(s). In the event that neither the Corporation, nor any Subsidiary of the Corporation nor Bain (or its designee) has elected to purchase this Note, the Holder may, after the expiration of each of the foregoing election periods, Transfer this Note to the party identified in the Transfer Notice at a price no less than the price specified in the Transfer Notice and on other terms no more favorable to the transferee than offered to the Corporation and Bain in the Transfer Notice. The purchase price specified in any Transfer Notice shall be payable solely in cash at the closing of the transaction. The Notes will bear a legend evidencing the transfer restrictions described in this paragraph 7.

     8.   Withholding of Taxes.  The Corporation shall be entitled to withhold
          --------------------
the amount of any withholding or other payment required of the Corporation under the tax withholding provisions of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, any state's income tax act or any other applicable law with respect to any payment due under this Note.

     9.   Cancellation.  After all principal and accrued interest at any time
          ------------
owed on this Note has been paid in full, this Note will be surrendered to the Corporation for cancellation and will not be reissued.

     10.  Place of Payment; Notices.  Payments of principal and interest and any
          -------------------------
notice hereunder are to be made by wire transfer of immediately available funds and are to be delivered to the following address:

          Pilkington plc
          Prescot Road
          St. Helens, Merseyside
          England, WA10 3TT
          Attention: Secretary
          Facsimile: 011 44 1744 730577

or to such other address as specified by prior written notice to the Corporation. Notices sent by the Corporation will be deemed received when delivered personally or sent by facsimile or two days after being sent by Federal Express or other overnight carrier or two days after being sent by certified or registered mail.

     11.  Governing Law. All issues and questions concerning the construction,
          -------------
validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     12.  Waiver of Presentment, Demand and Dishonor.  The Corporation hereby
          ------------------------------------------
waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by the Notes and any and all extensions, renewals, and modifications hereof.

     13.  Covenants.
          ---------

          (a) If permitted by the terms and conditions and any restrictions set forth in the loan agreements or indentures for Superior Debt to which the Corporation or any of its Subsidiaries is a party, the Corporation shall apply the net cash proceeds received by the Corporation (after deduction of all discounts, underwriters' commission and other expenses of such Public Offering) from any Public Offering to repay any accrued and unpaid interest on and principal of this Note. In the event the repayment described in the preceding sentence would not otherwise be permitted due to the terms and conditions of, or any restrictions contained in, the loan agreements or indentures for Superior Debt, the Corporation covenants and agrees that it shall use reasonable best efforts to obtain any necessary waiver or amendment to such loan agreements or indentures to permit the repayment described in the preceding sentence. In case less than the total accrued and unpaid interest on and principal of this Note is repaid pursuant to this paragraph 13, such payment will be applied first to all accrued and unpaid interest on this Note, and then to the unpaid principal thereof.

          (b) If, after the consummation of an initial Public Offering, the Corporation consummates a secondary Public Offering in which Bain Capital, Inc. or its affiliates receive at least $1 of proceeds, the Corporation shall repay all accrued and unpaid interest on and the entire principal amount of this Note.

     14.  Restriction on Dividends.  During the period that this Note shall
          ------------------------
remain outstanding and unpaid, the Corporation agrees that it shall not pay dividends or make any distributions on its capital stock, other than repurchases of capital stock or options to purchase capital stock held by employees or former employees of the Corporation or its Subsidiaries.

                             *   *   *   *   *   *

          IN WITNESS WHEREOF, the Corporation has executed and delivered this Note on the date first above written.



                                        WESLEY-JESSEN HOLDING, INC.



                                        By /s/ Adam Kirsch
                                          -----------------------------

                                        Its Director & Executive V.P.
                                           ----------------------------